Exhibit 10.1

TERMS AND CONDITIONS

A.  Definitions

“Company” means AECOM Technology Corporation.  “Consultant” means Richard G. Newman and his consulting firm “Horne Consulting, LLC”.

I.  Engagement of Consultant

1.01                          Term.                   The Company engages Consultant as the Company’s consultant to provide professional services as determined by the Company for a term commencing April 1, 2010, and terminating March 31, 2011, unless terminated earlier by either party upon 180 days written notice to the other party or extended by both parties.  These terms and conditions may be extended on an annual basis upon the mutual written agreement of the parties.  The terms, schedule, services, and fee may be modified by mutual written agreement.  For the avoidance of doubt, the parties acknowledge that Consultant has transitioned from an employee of the Company effective March 31, 2010.  The Company and Consultant agree that neither party anticipates that Consultant will resume full-time employment with the Company in the future.

1.02                          Work Schedule.  Consultant will perform services for specific activities as requested by John M. Dionisio, the President and Chief Executive Officer of the Company, or his designee, as mutually agreed. The initial authorized activities are as set forth in Schedule A hereto. Consultant’s time rendering those services is expected to be on average in the range of 900 to 1,040 hours per year.  Consultant shall comply fully with all policies of the Company, including insider trading, travel and the Company’s Code of Conduct.  Consultant may use the title of Chairman of the Board until such time as the Company determines otherwise, at which time Consultant may use the title of “Founder” and/or “Former Chairman and CEO” or other title mutually agreed to.

1.03                          Consultant’s Fee.  For services hereunder, the Company shall pay to Consultant a fee of $87,000.00 per month.  In addition, Consultant shall be entitled to reimbursement for club membership dues. Consultant also shall be eligible to receive special incentive fees at the sole discretion of the President and CEO and the Compensation/Organization Committee of the Board of Directors of the Company.  All approved expenses, including travel expenses, incurred in performing the requested services for the Company will be reimbursed to Consultant.  Consultant shall submit a detailed expense report at the end of each month.  The Company agrees to provide agreed-upon support services reasonably necessary to discharge duties during the term of the provision of services, including administrative support, office space, communications (computer, telephone, blackberry) and parking.  Consultant shall provide any other support services at Consultant’s own expense, including when working from the Consultant’s own facilities.

1.04                          Status.  Consultant shall not be deemed an employee of the Company but, rather, an independent contractor.  The Company shall not be responsible for payment of any taxes on behalf of Consultant.  However, the Company shall be responsible for payment of medical and life insurance premiums on behalf of Consultant and Consultant shall participate in the Company’s other benefit plans (including but not limited to employee stock plans).  Consultant is a member of the Board of Directors of the Company and shall be entitled to continued equity accrual under the Company’s 2006 Stock Incentive Plan with respect to awards, including Performance Earnings Program units, restricted stock units and stock options, made prior to Consultant’s retirement as an employee of the Company.  Consultant acknowledges that all stock options issued pursuant to the Company’s 2000 Stock Incentive Plan shall be forfeited if not exercised within one year of the date of Consultant’s retirement as an employee of the Company.  Consultant shall not be treated as an employee with respect to the services performed hereunder for federal or state tax purposes. Consultant shall cease to be a participant in the Company’s Retirement and Savings Plan as of April 1, 2010.  Consultant acknowledges that Consultant will not be paid any “wages” (as defined in the Code) hereunder and that Consultant understands that Consultant is solely responsible for paying all taxes imposed on Consultant by reason of any compensation, benefits or other amounts payable hereunder.

1.05                          Conflict of Interest.  Consultant agrees, as a material term of these terms and conditions, not to act as a consultant to, provide services to, or become an employee of, or otherwise be affiliated with any company listed in the ENR Top Design firm lists or other companies that are in direct competition with the Company, without the prior written approval of John M. Dionisio.

1.06                          Lobbyist.  Consultant is not a registered/certified lobbyist in any jurisdiction, nor is Consultant required to register as a lobbyist.  Consultant shall promptly notify the Company if Consultant subsequently registers as a lobbyist in any jurisdiction.

1.07                          Confidentiality.  Consultant agrees that Consultant will not, during term of these terms and conditions or subsequent to the expiration thereof, disclose to any third party any confidential or proprietary information which Consultant acquires from or about the Company (or any of its affiliates) or Company’s plans and operations, as a result of the confidential relationship created herein or is otherwise aware of, and Consultant shall not use for Consultant’s own benefit any of such information and shall use any such information solely for purposes of providing services under these terms and conditions to the Company.

1.08                          Separation of Duties.  Effective April 1, 2010, Consultant also will serve as the non-executive Chairman of the Board of Directors of the Company.  Consultant and the Company acknowledge that the services provided and all remuneration received by Consultant pursuant to these terms and conditions shall be separate and distinct from any services provided and remuneration received by Consultant as non-executive Chairman of the Board of Directors of the Company.

II. Compliance with Applicable Law and Business Standards

2.01                          Laws, Regulations, Code of Business Practices.  In performing Consultant’s responsibilities under these terms and conditions, Consultant represents and warrants to the Company that:

(a)                                  Consultant is aware of the substance of the United States Foreign Corrupt Practices Act of 1976 and agrees that no action will be undertaken in violation of it.

(b)                                 Consultant will not contravene or otherwise violate any law, regulation or administration decree of the United States of America or its individual jurisdictions or any foreign country unless compliance would violate the laws of the United States of America.

2.02                          Payments to Others.  Consultant represents and warrants that no part of any consulting fee or other payment received from the Company will be offered or promised to, shared with or paid to, directly or indirectly, any official, employee or agent of any government, government agency or government-controlled corporation, or to any political party of candidate for public office, or to any client or any officer, employee, agent or owner of any client.

2.03                          Payment to Company Employees, et al.  Consultant represents and warrants that no part of any consulting fee or other payment received from the Company will be offered or promised to, shared with or paid to, directly or indirectly, any director, officer, employee or agent of the Company of any of its parent or affiliated companies.  For avoidance of doubt, this clause is not intended to prevent Consultant from using his own funds to provide reasonable birthday and holiday gifts to Company employees.

2.04                          Payments in Violation of Law.  Consultant represents and warrants that no part of any consulting fee or other payment received from the Company will be made, offered or promised for any purpose that is in violation of any United States law or the laws of any foreign countries.

2.05                          Payments of Violation of Tax or Foreign Exchange Laws.  Consultant shall not request, and the Company shall not make, any payments to Consultant in a manner that violates the tax or foreign exchange laws of the United States or any foreign countries.

2.06                          Books and Records.  Consultant represents and warrants that no false or artificial entries that in any way relate to the consulting services or any consulting fee or other payment received from the Company shall be made on the books or the records of the Consultant, and no employee or affiliate of Consultant shall engage in any activity that results in such prohibited acts.

2.07                          Conflicting Duties.  Consultant represents and warrants that Consultant is not an official or employee of any government or any political party and is not a candidate for a political office or subject to any duty to any governmental agency or any other person or entity that is in conflict with, or that would prevent Consultant from performing Consultant’s responsibilities hereunder.

2.08                          Termination.  The event of a breach by Consultant of any of the provisions of this Article II, Section 1.05, Section 1.07 or any other material provision of these terms and conditions shall give the Company the right to immediately terminate these terms and conditions.  Consultant will give notice to the Company of, and these terms and conditions will automatically terminate, without any notice from or action by the Company, if Consultant becomes an employee or an official of any government or any political party or becomes a candidate for political office.

III. Miscellaneous Provisions

3.01                          Amendment.  These terms and conditions may be amended, modified or altered only by a writing executed by the Company, acting by a duly authorized officer, and by   Consultant.

3.02                          Entire Agreement.  This document sets forth the entire agreement between Consultant and the Company and replaces and supersedes all other agreements of any kind in relation to any services to the Company.  If all or part of any provision set forth in these terms and conditions is invalid or unenforceable under any law, the provision will be modified so that remainder will be enforceable.

3.03                          Law Governing.  These terms and conditions shall be governed by and interpreted under the laws of the State of California.

AGREED AND ACCEPTED:

COMPANY: AECOM Technology Corporation

By:	/s/ John M. Dionisio	Date:	May 4, 2010
Name:	John M. Dionisio
Title:	President and Chief Executive Officer

CONSULTANT: Horne Consulting, LLC

By:	/s/ Richard G. Newman	Date:	May 4, 2010
Title:	Member

By:	/s/ Richard G. Newman	Date:	May 4, 2010
Name:	Richard G. Newman,
as an individual

SCHEDULE A

Authorized Activities

1.                                       When requested by the President and Chief Executive Officer, attend AECOM conferences and meetings to present corporate communications and information.

2.                                       As requested by the President and Chief Executive Officer of the Company, serve as an advisor on:  (a) mergers and acquisitions, (b) strategic planning, (c) design build projects, (d) pension and stock plan matters, (e) compliance and risk management issues, (f) AECOM’s involvement with Meridiam Infrastructure Fund and (g) other special projects.

3.                                       Represent the Company to global clients as the special envoy of the President and Chief Executive Officer.

4.                                       Other services as the President and Chief Executive Officer designates.

A-1